Exhibit 14


                          LIFE SCIENCES RESEARCH, INC.

                     SENIOR OFFICER AND FINANCIAL PERSONNEL
                                 CODE OF ETHICS


SPECIAL OBLIGATIONS FOR SENIOR OFFICERS AND EMPLOYEES WITH FINANCIAL REPORTING AND RELATED RESPONSIBILITIES

As a public company, it is of critical importance that filings by Life Sciences Research, Inc. ("LSR" or the "Company") with all applicable securities regulatory agencies, including the Securities and Exchange Commission, be accurate, complete and timely. Depending upon an employee's position with LSR, employees may be called upon to provide information to assure that the Company's public reports and other public communications are accurate, complete, fair, understandable and timely. LSR expects all employees involved in the financial reporting and disclosure process to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to LSR's financial statements and public disclosure requirements.

LSR's Senior Officers and employees involved with financial reporting bear a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company.

Because of these responsibilities, LSR's Chief Executive Officer, President, Chief Financial Officer, and all other employees involved in financial reporting are bound by this Senior Officer and Financial Personnel Code of Ethics. Accordingly, each such person agrees that he or she will:

o Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure fair, accurate, complete, timely and understandable disclosure in all reports and documents that LSR files with or submits to the Securities and Exchange Commission and all other government and regulatory agencies.

o Comply with rules and regulations of federal, state, and local governments and applicable public and private regulatory agencies or bodies.

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting any material facts relating to LSR or allowing one's independent judgment to be subordinated or compromised.

o Respect the confidentiality of information acquired in the course of one's work, duties and responsibilities with the Company, except when authorized or otherwise legally obligated to disclose such information.

o Ensure that confidential information acquired in the course of one's work, duties and responsibilities will not be used for personal advantage.

o Share knowledge and maintain professional skills important and relevant to the needs of one's work, duties and responsibilities and to one's fellow employees, other constituencies and stakeholders, and to the Company.

o Proactively promote the highest principles of honesty and integrity and be an example of ethical behavior as a responsible employee within one's work environment .

o Protect the Company's assets and resources and help achieve the responsible use and control of all Company assets and resources employed or entrusted in relation to one's work, duties and responsibilities, and ensure that all Company assets and resources are used only for legitimate business purposes.

o Promptly report to your manager, Chief Financial Officer, and/or the Chair of the Audit Committee of LSR's Board of Directors any conduct that one believes to be a violation of any applicable law, regulation or standards of business ethics or conduct.

     Violations of this Senior Officer and Financial Personnel Code of Ethics will be viewed as a severe disciplinary matter that may result in appropriate action taken against a person who has violated this Code, including termination of employment.

     LSR will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior. If you are concerned about maintaining anonymity in reporting any such violations, you may report any violation of this Code of Ethics by calling the Company's Reporting Hotline, 1-732-790-7332.

     It is against LSR's policy to take any action against any employee for his or her reporting in good faith any violation of this Senior Officer and Financial Personnel Code of Ethics.





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